FINLAY ENTERPRISES, INC.

                              AMENDED AND RESTATED

                             STOCKHOLDERS' AGREEMENT

                            FINLAY ENTERPRISES, INC.
                              AMENDED AND RESTATED
                             STOCKHOLDERS' AGREEMENT

                                TABLE OF CONTENTS


Preamble                                                          Page

ARTICLE I       Definitions                                         1

ARTICLE II               Covenants and Conditions                   6

Section 2.1     Come Along. . . . . . . . . . . . . . . .           6
Section 2.2     Take Along. . . . . . . . . . . . . . . .           7
Section 2.3     Corporate Governance. . . . . . . . . . .           7
Section 2.4     Reports Under 1993 Act. . . . . . . . . .          11
Section 2.5     Stock Split . . . . . . . . . . . . . . .          12
Section 2.6     Maintenance of Public Market. . . . . . .          12
Section 2.7     Listing of Shares . . . . . . . . . . . .          13
Section 2.8     Employment Agreement Amendment. . . . . .          13

ARTICLE III              Miscellaneous                             13

Section 3.1     Remedies. . . . . . . . . . . . . . . . .          13
Section 3.2     Entire Agreement. . . . . . . . . . . . .          13
Section 3.3     Amendment . . . . . . . . . . . . . . . .          13
Section 3.4     Severability. . . . . . . . . . . . . . .          14
Section 3.5     Notices . . . . . . . . . . . . . . . . .          14
Section 3.6     Binding Effect; Assignment. . . . . . . .          15
Section 3.7     Termination . . . . . . . . . . . . . . .          15
Section 3.8     Recapitalizations, Exchanges, Etc.. . . .          15
Section 3.9     Lee Representative. . . . . . . . . . . .          16
Section 3.10    Action Necessary to Effectuate
                         the Agreement . . . . . . . . . . . . . . 16
Section 3.11    Purchase for Investment; Legend
                         on Certificate. . . . . . . . . . . . . . 16
Section 3.12    Effectiveness of Transfers. . . . . . . .          17
Section 3.13    Additional Stockholders . . . . . . . . .          17
Section 3.14    No Waiver . . . . . . . . . . . . . . . .          18
Section 3.15    Counterparts. . . . . . . . . . . . . . .          18
Section 3.16    Headings. . . . . . . . . . . . . . . . .          18
Section 3.17    Governing Law . . . . . . . . . . . . . .          18

SCHEDULE A               Schedule of Stockholders                  23

                  AMENDED AND RESTATED STOCKHOLDERS' AGREEMENT


     This Amended and Restated Stockholders' Agreement (the "Agreement") is entered into as of the 6th day of March, 1995, by and among Finlay Enterprises, Inc., a Delaware corporation (the "Company"), David B. Cornstein, Arthur E. Reiner, Robert S. Lowenstein and Ronald B. Grudberg, those persons listed as Investor Stockholders on the signature pages hereof (the "Investor Holders"), those persons listed as Lee Holders on the signature pages hereof (the "Lee Holders") and those persons listed as ELI Holders on the signature pages hereof (the "ELI Holders"). The Management Holders, the Investor Holders, the Lee Holders, and the ELI Holders are sometimes collectively referred to herein as the "Stockholders." Certain terms used in this Agreement as defined terms are defined in Article I hereof.

        WHEREAS, certain parties hereto entered into a Stockholders Agreement dated as of May 26, 1993 (as amended, the "Original Agreement") for the purpose of regulating certain aspects of their relationships with each other and with the Company;

        WHEREAS, the Company has sold or is in the process of selling shares of its Common Stock pursuant to a registration under the 1933 Act pursuant to a Registration Statement filed on Form S-1 (No. 33-88938) (the "Offering"); and

        WHEREAS, certain remaining parties to the Original Agreement desire to amend and restate the Original Agreement;

        In consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement, the parties to this Agreement mutually agree that if the Offering has been consummated on or before June 1, 1995, then upon (and only upon) the consummation of the Offering, the Original Agreement shall be amended and restated in its entirety as follows:

                                    ARTICLE I

                                   Definitions
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        For the purposes of this Agreement, the following terms shall be defined as follows:

        The "1933 Act" shall mean the Securities Act of 1933, as amended, and the rules, regulations and interpretations thereunder.

        The "1934 Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules, regulations and interpretations thereunder.

        An "Affiliate" of a specified person, corporation or other entity shall mean a person, corporation or other entity which, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the corporation or other entity specified.

        "Applicable Lee Holder" and "Applicable ELI Holder" shall mean the Original Lee Holders and the Equity-Linked Investors, respectively, and (a) the following transferees of Shares pursuant to a Transfer by a Lee Holder: Lee or the officers, employees or consultants of Lee (who spend at least fifty percent (50%) of their business hours consulting for Lee and maintain an office at Lee) or a corporation or corporations or a partnership or partnerships (or other entity for collective investment, such as a fund) which is (and continues to be) controlled by, controlling or under common control with Lee, or any other Person listed as a Lee Holder on a Signature Page attached hereto as of the date of this Agreement; (b), the following transferees of Shares pursuant to a Transfer by an ELI Holder or Lee Equity Partners: any present or future general or limited partner of either of the Equity-Linked Investors or Lee Equity Partners, respectively (other than any person which becomes a partner solely to enable it to be an Applicable Lee Holder or Applicable ELI Holder of the Shares); (c) the following transferees of Shares pursuant to a Transfer by an ELI Holder or a Lee
Holder: an Institutional Investor; or (d) the following transferees of Shares pursuant to a Transfer by an ELI Holder: any entity which is (and continues to be) directly or indirectly controlled by such ELI Holder, which does (and will continue to) directly or indirectly control such ELI Holder or which is (and continues to be) directly or indirectly controlled by a Person or entity which also does (and will continue to) directly or indirectly control such ELI Holder.

        "Business Day" shall mean any day, other than a Saturday, Sunday or legal holiday, on which banks in New York, New York are open for business.

        "Common Stock" shall mean the Company's common stock, par value $.01 per share, that the Company may be authorized to issue from time to time and any stock into which such Common Stock may hereafter be changed or for which such Common Stock may be exchanged after giving effect to the terms of such change or exchange (by way of reorganization, recapitalization, merger, consolidation or otherwise) and shall also include any common stock of the Company hereafter authorized and any capital stock of the Company of any other class hereafter authorized which is not preferred as to dividends or distribution of assets in liquidation over any other class of capital stock of the Company or which has ordinary voting power for the election of directors of the Company.

        The  "Company"   shall  mean  Finlay   Enterprises,   Inc.,  a  Delaware
corporation, and its successors and assigns.

        "Cornstein Beneficiaries" shall mean, collectively, after the death of David B. Cornstein, the estate of David B. Cornstein and the spouse and children of David B. Cornstein holding Shares.

        "ELI Holders" shall have the meaning set forth in the first paragraph of this Agreement and shall also include transferees of the ELI Holders unless prior to such Transfer such transferee was a Management Holder, Investor Holder or a Lee Holder.

        "ELI Nominees"  shall have the meaning set forth in Section 2.3(a).

        "Equity-Linked Investors" shall mean Equity-Linked Investors, L.P. and Equity-Linked Investors - II.

        "Institutional Investor" shall mean an insurance company, financial institution, investment fund or other institutional investor.

        "Investor Holders" shall have the meaning set forth in the first paragraph of this Agreement and shall also include transferees of the Investor Holders unless prior to such Transfer such transferee was a Management Holder, a Lee Holder or an ELI Holder.

        "Lee" shall mean Thomas H. Lee Company.

        "Lee Equity Partners" means Thomas H. Lee Equity Partners, L.P., a Delaware limited partnership.

        "Lee Holders" shall have the meaning set forth in the first paragraph of this Agreement and shall also include transferees of the Lee Holders unless prior to such Transfer such transferee was an Investor Holder, a Management Holder or an ELI Holder.

        "Lee Representative" shall have the meaning set forth in Section 3.9.

        "Management Holders" shall mean Ronald B. Grudberg, David B. Cornstein, Arthur E. Reiner and the Estate of Robert S. Lowenstein and other employees of the Company or the Operating Company who from time to time sign a counterpart signature page hereto as Management Holders and their transferees unless prior to such Transfer such transferee was an Investor Holder, a Lee Holder or an ELI Holder.

        "Original Agreement" shall mean the Stockholders' Agreement dated as of May 26, 1993, as amended, by and among the Company and certain of the other parties hereto.

        "Operating Company" shall mean Finlay Fine Jewelry Corporation, a Delaware corporation, and its successors and assigns.

        "Original Lee Holders" shall mean the Lee Holders as of the date of this Agreement.

        A "Permitted Transferee" shall mean a transferee of Shares from any Management Holder who is a natural person and (i) such Management Holder's spouse, children, parents or siblings or a trust for the benefit of any of them, provided that the Management Holder retains, as trustee or by some other means, the sole authority to vote such Shares, and (ii) such Management Holder's personal representative upon his death for purposes of administration of his estate or upon his disability for purposes of protection and management of his assets.

        "Person"  means  an  individual,  corporation,  partnership,  trust,  or
unincorporated   association,  or  a  government  or  any  agency  or  political subdivision thereof.

        A "Public Offering" shall mean the completion of a sale of Common Stock pursuant to a registration statement which has become effective under the 1933 Act, excluding registration statements on Form S-4, S-8 or similar limited purpose forms.

        "Registration Rights Agreement" means the Registration Rights Agreement dated as of May 26, 1993 among the Company and the Lee Holders, ELI Holders, Investor Holders and Management Holders, as amended from time to time.

        "Rule 144 Transaction" means a transfer of Shares (A) complying with Rule 144 under the 1933 Act as such Rule or a successor thereto is in effect on the date of such transfer (but not including a sale other than pursuant to a "brokers transaction" as defined in clauses (i) and (ii) of paragraph (g) of Rule 144 as in effect on the date hereof) and (B) occurring at a time when Shares are registered pursuant to Section 12 of the 1934 Act.

        "Schedule" shall refer to the Schedule of Stockholders attached hereto as Schedule A.

        "Shares" shall mean all (i) shares of Common Stock held by Stockholders from time to time (other than shares of Common Stock acquired from the public), and (ii) securities of the Company or any of its Subsidiaries issued in exchange for, upon reclassification of, or as a distribution in respect of, any of the foregoing. For purposes of this Agreement (other than Section 2.3 hereof), "Shares" shall include (i) outstanding options, warrants and other rights to purchase Common Stock held by any Stockholder and (ii) Common Stock purchasable upon exercise of outstanding exercisable options, warrants and other rights to purchase Common Stock held by each Stockholder. For purposes of this Agreement, when calculating the percentage of Shares held by any holder, such calculation shall give effect to any stock splits, distributions, combinations or other recapitalization events involving the Shares.

        "Stockholder" shall mean any party hereto other than the Company.

        "Stockholder Group" shall mean any of (A) the ELI Holders taken as a group, (B) the Lee Holders taken as a group, (C) the Management Holders taken as a group, and (D) the Investor Holders taken as a group. The Company shall not in any case be deemed to be a member of any Stockholder Group (whether or not the Company holds or repurchases any Shares).

        "Subsidiary" with respect to any entity (the "parent") shall mean any corporation, firm, association or trust of which such parent, at the time in respect of which such term is used, (i) owns directly or indirectly more than fifty percent (50%) of the equity or beneficial interest, on a consolidated basis, or (ii) owns directly or controls with power to vote, indirectly through one or more Subsidiaries, shares of capital stock or beneficial interest having the power to cast at least a majority of the votes entitled to be cast for the election of directors, trustees, managers or other officials having powers analogous to those of directors of a corporation. Unless otherwise specifically indicated, when used herein the term Subsidiary shall refer to a direct or indirect Subsidiary of the Company.

        "Third Party" means any Person (including such Person's Affiliates) other than the Company.

        "Transfer" shall mean to transfer, sell, assign, pledge, hypothecate, give, create a security interest in or lien on, place in trust (voting or otherwise), assign or in any other way encumber or dispose of, directly or indirectly and whether or not by operation of law or for value, any Shares.

                                   ARTICLE II

                            Covenants and Conditions

        2.1 Come Along. No Stockholder or group of Stockholders shall Transfer Shares constituting a majority of the outstanding shares of Common Stock in one or a series of related transactions to a Third Party without complying with the terms and conditions set forth in this Section 2.1.

                (a) The Stockholder or group of Stockholders (collectively, the "Initiating Stockholder") desiring to Transfer such Shares shall give not less than twenty (20) days prior written notice of such intended Transfer to each other Stockholder ("Participating Offeree") and to the Company. Such notice (the "Participation Notice") shall set forth terms and conditions of such proposed Transfer, including the name of the prospective transferee, the number of Shares proposed to be transferred (the "Participation Securities") by the Initiating Stockholder, the purchase price per Share proposed to be paid therefor and the payment terms and type of Transfer to be effectuated. Each Participating Offeree may, by notice in writing to the Initiating Stockholder and to the Company given within ten (10) days following the delivery of the Participation Notice to such Participating Offeree, have the opportunity and right to sell to the purchasers in such proposed Transfer (upon the same terms and conditions as the Initiating Stockholder) up to that number of Shares owned by such Participating Offeree as shall equal the product of (x) a fraction, the numerator of which is the number of Shares owned by such Participating Offeree as of the date of such proposed Transfer and the denominator of which is the aggregate number of Shares owned as of the date of such Participation Notice by each Initiating Stockholder and by all Participating Offerees, multiplied by (y) the number of Participation Securities. The amount of Participation Securities to be sold by any Initiating Stockholder shall be reduced to the extent necessary to provide for such sales of Shares by Participating Offerees.

                (b) At the closing of any proposed Transfer in respect of which a Participation Notice has been delivered, the Initiating Stockholder, together with all Participating Offerees electing to sell Shares who have delivered the notice referred to in paragraph (a) above, shall deliver to the proposed transferee certificates evidencing the Shares to be sold thereto duly endorsed with stock powers and shall receive in exchange therefor the consideration to be paid or delivered by the proposed transferee in respect of such Shares as described in the Participation Notice.

                (c) The provisions of this Section 2.1 shall not apply to any Rule 144 Transaction or to any Transfer by a Lee Holder or an Applicable Lee Holder to an Applicable Lee Holder or a Transfer by an ELI Holder or an Applicable ELI Holder to an Applicable ELI Holder, other than, in each case, a Person described in Section (c) (and not Section (a), (b) or (d)) of the definition of "Applicable Lee Holder" and "Applicable ELI Holder."

        2.2 Take Along. If Stockholders holding at least a majority of the then outstanding Common Stock (the "Take Along Group") determine to sell or exchange (in a business combination or otherwise) in one or a series of related bona fide arms-length transactions to an unrelated and unaffiliated Third Party all of the Shares held by them, then, upon thirty (30) days written notice from the Take Along Group to the other Stockholders, which notice shall include reasonable details of the proposed sale or exchange including the proposed time and place of closing and the consideration to be received by the Stockholders (such notice being referred to as the "Sale Request"), each other Stockholder shall be obligated to, and shall (i) sell, transfer and deliver, or cause to be sold, transferred and delivered, to such Third Party, all of his Shares in the same transaction at the closing thereof (and will deliver certificates for all of his Shares at the closing, free and clear of all claims, liens and encumbrances), and each Stockholder shall receive the same consideration per share of Common

Stock upon such sale and (ii) if stockholder approval of the transaction is required, vote his Shares in favor thereof. The provisions of this Section 2.2 shall not apply to any Transfer pursuant to a Public Offering.

        2.3 Corporate Governance. Until the tenth anniversary of the date hereof, the Company and Stockholders shall take all action, including but not limited to (i) the Stockholders instructing their director designees provided herein to take such actions and (ii) the Stockholders voting, or executing written consents with respect to, their Shares, so that:

                (a) Election of Directors. Subject to Sections 2.3(c) and 2.3(d) below, the Company's and the Operating Company's Boards of Directors shall be fixed at ten (10) members, of which one member shall be designated by Arthur E. Reiner (which member shall be Mr. Reiner himself) (the "Reiner Nominee"), two members (one of which members shall be either Mr. Cornstein himself, or if Mr. Cornstein is no longer an employee of the Company, a management employee of the Company) shall be designated by David B. Cornstein (the "Cornstein Nominees"), two members shall be designated by the Applicable ELI Holders (the "ELI Nominees"), and two members shall be designated by the Applicable Lee Holders (the "Lee Nominees"). The directors shall be divided into classes. The initial term of one Desai Nominee and one Lee Nominee shall expire in 1996; the initial term of the Reiner Nominee and the Cornstein Nominees shall expire in 1997; and the initial term of the other Lee Nominee and other Desai Nominee shall expire in 1998. At the option of the Applicable Lee Holders and the Applicable ELI Holders, respectively, the Lee Nominee(s) or the ELI Nominee(s), respectively, shall be reduced by one or by two, and such Lee Nominee(s) or ELI Nominee(s), as the case may be, shall be removed from the Board of Directors and, during such time as the Applicable Lee Holders and the Applicable ELI Holders, respectively, would otherwise have had the right to designate a Director hereunder, a representative of the Applicable Lee Holders or the Applicable ELI Holders, as the case may be, shall continue to have the right to attend meetings of the Board of Directors of the Company and the Operating Company as an observer without a vote or other rights as a director (except the right to receive sufficient notice to enable such attendance and the right to receive all other communications, information and materials furnished, from time to time, to Directors of the Company and the Operating Company and the right to receive reimbursement for travel expenses to the same extent as Directors of the Company and the Operating Company). In addition to any other rights under this Agreement, (x) any transferee of any of the Lee Holders, the ELI Holders and David B. Cornstein, who is an Institutional Investor and who holds pursuant to one or more Transfers Shares constituting at least ten percent (10%) of the Shares then outstanding and (y) a representative of the Cornstein Beneficiaries, so long as they hold, collectively, at least five percent (5%) of the issued and outstanding shares of Common Stock of the Company (and have not designated a director pursuant to this Section 2.3(a)), shall have the right to attend meetings of the Boards of Directors of the Company and its

        Subsidiaries, and, in the case of the Cornstein Beneficiaries, the Executive Committee, as an observer without a vote or other rights as a director (except the right to receive sufficient notice to enable such attendance and the right to receive all other communications, information and materials furnished, from time to time, to Directors of the Company and its Subsidiaries, and the Executive Committee, as the case may be, and the right to receive reimbursement for travel expenses to the same extent as Directors of the Company and its Subsidiaries).

                (b) Designation of Director Nominees. One of the Lee Nominees shall be designated by the vote or consent of a majority of the then outstanding Shares owned by Lee Equity Partners and its transferees who are Applicable Lee Holders and one of the Lee Nominees shall be designated by the vote or consent of a majority of the then outstanding Shares owned by the Applicable Lee Holders other than Lee Equity Partners. The Cornstein Nominees shall be designated by the vote or consent of a majority of the then outstanding Shares owned by David B. Cornstein and his Permitted Transferees. The ELI Nominees shall be designated by the vote or consent of a majority of the then outstanding Shares owned by the Applicable ELI Holders. Any group of Stockholders entitled to designate directors hereunder shall also be entitled to require that the director designated by that group pursuant to this
        Section 2.3 be removed or replaced by another designee of such group.

                (c) Termination of Right to Elect Directors. The number of directors which Arthur E. Reiner, David B. Cornstein, the Applicable ELI Holders, and the Applicable Lee Holders shall have the right to designate to the Board of Directors of the Company and its Subsidiaries shall be reduced as follows: Mr. Reiner's right to designate a director shall terminate on the date that Mr. Reiner is no longer an employee of the Company. Mr. Cornstein's right to designate one director shall terminate when Mr. Cornstein and his Permitted Transferees own less than fifty percent (50%) of the Shares held by him on the date hereof, and his right to designate the other director shall terminate when he owns less than five percent (5%) of the Common Stock of the Company then outstanding. The Applicable Lee Holders' right to designate one director shall terminate when the Applicable Lee Holders collectively own less than fifty percent (50%) of the Shares held by them on the date hereof, and their right to designate the other director (which shall be the director designated by Lee Equity Partners in accordance with Section 2.3(b)) shall terminate when the Applicable Lee Holders collectively own less than five percent (5%) of the Common Stock of the Company then outstanding. The Applicable ELI Holders right to designate one director shall terminate when the Applicable ELI Holders collectively own less than fifty percent (50%) of the Shares held by them on the date hereof, and their right to designate the other director shall terminate when the Applicable ELI Holders collectively own less than five percent (5%) of the Common Stock of the Company then outstanding.

                (d) Executive Committee. The Board of Directors of the Company and the Operating Company shall have an Executive Committee empowered, to the fullest extent possible by law, to take all actions which can be taken by the full Board of Directors of the Company and the Operating Company. Each such Executive Committee shall consist of five (5) directors, one of which will be designated by Thomas H. Lee (so long as the Applicable Lee Holders have a right to designate one director pursuant to Section 2.3(a) above), one of which will be designated by the Applicable ELI Holders, (so long as the Applicable ELI Holders have a right to designate one director pursuant to Section 2.3(a) above), two of which (including one management employee of the Company) will be designated by David B. Cornstein, so long as David B. Cornstein has the right to designate two directors pursuant to Section 2.3(a) above, and thereafter only one of which will be designated by David B. Cornstein (so long as David B. Cornstein has the right to designate one director pursuant to Section 2.3(a) above), and one of which will be an independent director designated by the Board of Directors of the Company. If any Stockholder or group of Stockholders loses its right to designate a member of the Executive Committee in accordance with the foregoing provisions of this Section 2.3(d), such member shall be designated by the Board of Directors of the Company. Notwithstanding any other provision of this Agreement, if all of the members of the Executive Committee vote to remove a director, each Stockholder agrees to vote his or its Shares (whether at a meeting or by written consent) to effectuate such removal.

                (e) Restrictions on Other Agreements. No Stockholder shall grant any proxy or enter into or agree to be bound by any voting trust with respect to the Shares, nor shall any Stockholder enter into any stockholders agreements or arrangements of any kind with any person with respect to the Shares on terms which conflict with the provisions of this Agreement (whether or not such agreements and arrangements are with other Stockholders or holders of Shares that are not parties to this Agreement), including but not limited to, agreements or arrangements with respect to the acquisition, disposition or voting of Shares inconsistent herewith.

                (f) Stockholder Action. Each Stockholder agrees that, in such Stockholder's capacity as a stockholder of the Company, such Stockholder will vote, or grant proxies relating to such shares to vote, all of such Stockholder's shares of Common Stock in favor of any transaction pursuant to Section 2.2 hereof (other than a transaction with an Affiliate) if, and to the extent that, approval of the Company's stockholders is required in order to effect such transaction.

        2.4 Reports Under 1934 Act. With a view to making available to the Stockholders and their transferees the benefits of Rule 144 and Rule 144A promulgated under the 1933 Act and any other rule or regulation of the Commission that may at any time permit a Stockholder to sell securities of the Company or the Operating Company to the public without registration, the Company agrees to use and to cause the Operating Company to use its best efforts to take all action that may be required as a condition to the availability of Rule 144, Rule 144A or such other rules or regulations, including without limitation to:

                (a) make and keep public information available, as those terms are understood and defined in Rule 144, at all times subsequent to ninety (90) days after the effective date of the first registration statement covering an underwritten Public Offering filed by the Company or the Operating Company;

                (b) file with the Commission in a timely manner all reports and other documents required of the Company or the Operating Company under the 1933 Act and the 1934 Act (including, without limitation, under Section 13 or Section 15 of the 1934 Act); and

                (c) furnish to any Stockholder forthwith upon request a written statement by the Company or the Operating Company that it has complied with the reporting requirements of Rule 144 (at any time after ninety
        (90) days after the effective date of said first registration statement filed by the Company or the Operating Company), and of the 1933 Act and the 1934 Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company or the Operating Company, and such other reports and documents so filed by the Company or the Operating Company as may be reasonably requested in availing any Stockholder of any rule or regulation of the Commission permitting the selling of any securities without registration.

        2.5 Stock Split. If, on or after the receipt by the Company of a request for registration of a Public Offering pursuant to the Registration Rights Agreement, the proposed managing underwriter or underwriters of such offering reasonably believes that the number of shares to be registered is less than the minimum number necessary for the success of such offering, the Company will promptly prepare and submit to its Board of Directors, use its best efforts to cause to be adopted by its Board of Directors and stockholders, and, if so adopted, file and cause to become effective, an amendment to its Restated Certificate of Incorporation so as to cause each share of its outstanding Common Stock to be converted into such number of shares of such Common Stock so that the number of shares of Registrable Securities (as defined in the Registration Rights Agreement) to be registered is equal to at least the minimum number which such managing underwriter or underwriters reasonably believes is necessary for the success of such offering. Each Stockholder, together with such Stockholder's Transferees, hereby agrees to vote the Shares held by such Stockholder in favor of adopting such amendment and to cause its director designees pursuant to
Section 2.3(a), if any, to vote for such amendment.

        2.6  Maintenance of Public  Market.  The Company will not proceed with a program of acquisition of its own Common Stock, initiate a corporate reorganization or recapitalization or authorize or consent to any action which would have the effect of:

                (a) removing the Company from registration with the Commission under the 1934 Act, or

                (b) reducing substantially or eliminating the public market for shares of Common Stock of the Company.

However, this Section 2.6 shall apply only as long as there are at least five percent (5%) of the Shares still outstanding and such Shares have not been transferred in a Public Offering of Common Stock of the Company pursuant to a registration statement under the 1933 Act or transferred pursuant to a Rule 144 Transaction.

        2.7 Listing of Shares. If any shares of the Company's Common Stock are listed on any national securities exchange (or on the National Association of Securities Dealers Inc., Automated Quotation System or comparable system), then the Company will take such action as may be necessary, from time to time, to list Common Stock included in the Shares on such exchange (or system as the case may be), subject to official notice of issuance, with respect to shares of Common Stock not then issued.

        2.8 Employment Agreement Amendments. No amendment may be made to Section 7 or 8 of the Employment Agreement, dated as of January 3, 1995, among the Company, the Operating Company and Arthur E. Reiner without the consent of the holders of a majority of the then outstanding shares held by each of the Applicable ELI Holders and the Applicable Lee Holders.

                                   ARTICLE III

                                  Miscellaneous

        3.1 Remedies. The parties to this Agreement acknowledge and agree that the covenants of the Company and the Stockholders set forth in this Agreement may be enforced in equity by a decree requiring specific performance. Without limiting the foregoing, if any dispute arises concerning the sale or other disposition of any of the Shares subject to this Agreement or concerning any other provisions hereof or the obligations of the parties hereunder, the parties to this agreement agree that an injunction may be issued in connection therewith (including, without limitation, restraining the sale or other disposition of such Shares or rescinding any such sale or other disposition). Such remedies shall be cumulative and non-exclusive and shall be in addition to any other rights and remedies the parties may have under this Agreement or otherwise.

        3.2 Entire Agreement. This Agreement, the Stock Purchase Agreement and the Registration Rights Agreement, together with the Exhibits hereto, sets forth the entire understanding of the parties, and supersedes all prior agreements and all other arrangements and communications, whether oral or written, with respect to the subject matter hereof.

        3.3 Amendment. The Schedule may be amended to reflect changes in the composition of the Stockholders and changes in stock ownership that may occur from time to time as a result of Transfers of Shares not restricted under
Section 2.1 or 2.2 hereof. Amendments to the Schedule reflecting Transfers of Shares not restricted under Section 2.1 or 2.2 hereof shall become effective when the amended Schedule, and a copy of the Agreement as executed by any new transferee in accordance with Section 3.13, are filed with the Company. Amendments to the Schedule reflecting Transfers pursuant to waivers under
Article II hereof shall become effective when a copy of each of (i) the amended Schedule, (ii) the waivers, as executed by the holders of a majority of the Shares held by each of the ELI Holders, the Management Holders, the Investor Holders and the Lee Holders (or by the Lee Representative), voting separately, and (iii) the counterpart signature page to this Agreement as executed by any new transferee, are delivered to the Company and to the ELI Holders and the Lee Holders (or the Lee Representative), provided that, for purposes of this sentence, "Management Holders" shall exclude each Management Holder who holds less than 5,000 Shares. Any other amendment, revision or termination of this Agreement shall require the prior written consent of the holders of a majority of the Shares held by each of the ELI Holders, Management Holders, Investor Holders and the Lee Holders (or the Lee Representative), voting separately.

        3.4 Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if the invalid or unenforceable provision were omitted.

        3.5 Notices. All notices and other communications necessary or contemplated under this Agreement shall be in writing and shall be delivered in the manner specified herein or, in the absence of such specification, shall be deemed to have been duly given three business days after mailing by certified mail, when delivered by hand, upon confirmation of receipt by telecopy, or one day after sending by overnight delivery service, to the respective addresses of the parties set forth below:

        (a)     for notices and communications to the Company:

                         Finlay Enterprises, Inc.
                         521 Fifth Avenue
                         New York, NY  10175
                         FAX:  (212) 557-3848
                         ATTN:  President

        (b) For notices and communications to the Stockholders, to the respective addresses set forth in the Schedule,

        (c)     with a copy in the case of the Lee Holders to:

                         Hutchins, Wheeler & Dittmar
                         101 Federal Street
                         Boston, MA  02110
                         FAX:  (617) 951-1295
                         ATTN:  Jeffrey S. Wieand

        and in the case of the Company to:

                         Paul, Weiss, Rifkind, Wharton & Garrison
                         1285 Avenue of the Americas
                         New York, NY 10019
                         FAX:  (212) 757-3990
                         ATTN:  Edwin S. Maynard


        and in the case of the ELI Holders to:

                         Morgan, Lewis & Bockius
                         101 Park Avenue
                         New York, NY  10178
                         FAX:  (212) 309-6273
                         ATTN:  Christopher Hilbert

        and in the case of Cornstein to:

                         Zimet, Haines, Friedman & Kaplan
                         460 Park Avenue
                         New York, NY 10022
                         FAX:  (212) 223-1151
                         Attn:  James Martin Kaplan

By notice complying with the foregoing provisions of this Section 3.5, each party shall have the right to change the mailing address for future notices and communications to such party.

        3.6 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties thereto and to their respective transferees, successors, assigns, heirs and administrators; provided, however, that the rights under this Agreement may not be assigned except as expressly provided herein. No such assignment shall relieve an assignor of its obligations hereunder.

        3.7 Termination. Without affecting any other provision of this Agreement requiring termination of any rights in favor of any Stockholder, or any transferee of Shares, the provisions of Article II of this Agreement shall terminate as to such Stockholder, or transferee, when, pursuant to and in accordance with this Agreement, such Stockholder, or transferee, as the case may be, no longer owns any Shares.

        3.8 Recapitalizations, Exchanges, Etc. The provisions of this Agreement shall apply, to the full extent set forth herein with respect to Shares, to any and all shares of capital stock of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of the Shares, by reason of a stock dividend, stock split, stock issuance, reverse stock split, combination, recapitalization, reclassification, merger, consolidation or otherwise. Upon the occurrence of any such events, amounts hereunder shall be appropriately adjusted.

        3.9     Lee Representative.

        Each Lee Holder hereby designates and appoints (and each Permitted Transferee (other than pursuant to an Institutional Transfer) of each such Lee Holder is hereby deemed to have so designated and appointed) Warren C. Smith, Jr., with full power of substitution (the "Lee Representative"), as the representative of each such Person to perform all such acts as are required, authorized or contemplated by this Agreement to be performed by any such Person and hereby acknowledges that the Lee Representative shall be the only Person authorized to take any action so required, authorized or contemplated by this Agreement by each such Person. Each such Person further acknowledges that the foregoing appointment and designation shall be deemed to be coupled with an interest and shall survive the death or incapacity of such Person. Each such Person hereby authorizes (and each such Permitted Transferee will be deemed to have authorized) the other parties hereto to disregard any notice or other action taken by such Person pursuant to this Agreement except for the Lee Representative. The other parties hereto are and will be entitled to rely on any action so taken or any notice given by the Lee Representative and are and will be entitled and authorized to give notices only to the Lee Representative for any notice contemplated by this Agreement to be given to any such Person. A successor to the Lee Representative may be chosen by a majority of the Shares held by the Lee Holders, provided that notice thereof is given by the new Lee Representative to the Company and to the ELI Holders, the Investor Holders and the Management Holders.

        3.10.  Action Necessary to Effectuate the Agreement.

        The parties hereto agree to take or cause to be taken all such corporate and other action as may be necessary to effect the intent and purposes of this Agreement.

        3.11.  Purchase for Investment; Legend on Certificate.

        Each of the parties acknowledges that all of the Shares held by such party as shown on Exhibit A hereto are being (or have been) acquired for investment and not with a view to the distribution thereof and that no transfer, hypothecation or assignment of Shares may be made except in compliance with applicable federal and state securities laws. All the certificates of Shares of the Company which are now or hereafter owned by the Stockholders and which are subject to the terms of this Agreement shall have endorsed in writing, stamped or printed, thereon the following legend:

          THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS, INCLUDING RESTRICTION ON TRANSFER, OF A STOCKHOLDERS' AGREEMENT DATED AS OF MAY 26, 1993, AS AMENDED FROM TIME TO TIME, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

        3.12.  Effectiveness of Transfers.

        All Shares transferred by a Stockholder (other than pursuant to an effective registration statement under the 1933 Act or a Rule 144 Transaction) shall be held by the transferee thereof pursuant to this Agreement. Such transferee shall, except as otherwise expressly stated herein, have all the rights and be subject to all of the obligations of a Stockholder under this Agreement automatically and without requiring any further act by such transferee or by any parties to this Agreement. Without affecting the preceding sentence, if such transferee is not a Stockholder on the date of such transfer, then such transferee, as a condition to such transfer, shall confirm such transferee's obligations hereunder in accordance with Section 3.13 hereof. No Shares shall be transferred on the Company's books and records, and no transfer of Shares shall be otherwise effective, unless any such transfer is made in accordance with the terms and conditions of this Section 3.12 and Sections 2.1, 2.2 and 3.13 hereof, and the Company is hereby authorized by all of the Stockholders to enter appropriate stop transfer notations on its transfer records to give effect to this Agreement. Stockholders are, subject to applicable law, free to Transfer Shares except as explicitly restricted by Sections 2.1, 2.2, 3.12 and 3.13 hereof.

        3.13.  Additional Stockholders.

        Subject to the restrictions on transfers of Shares contained in Sections 2.1, 2.2 and 3.12 hereof, any Person acquiring Shares (except for transferees acquiring Shares (a) in an offering registered under the 1933 Act or (b) in a Rule 144 Transaction) shall, on or before the transfer or issuance to it of Shares, sign a counterpart signature page hereto in form reasonably satisfactory to the Company and shall thereby become a party to this Agreement. The Company shall require each Person acquiring an option, warrant or other right to purchase shares of Common Stock under any option or other equity participation plan to execute a counterpart signature page hereto and to the Registration Rights Agreement.

        3.14.  No Waiver.

        No course of dealing and no delay on the part of any party hereto in exercising any right, power or remedy conferred by this Agreement shall operate as waiver thereof or otherwise prejudice such party's rights, powers and remedies. No single or partial exercise of any rights, powers or remedies conferred by this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

        3.15.  Counterparts.

        This Agreement may be executed in two or more counterparts each of which shall be deemed an original but all of which together shall constitute one and the same instrument, and all signature need not appear on any one counterpart.

        3.16.  Headings.

        All headings and captions in this Agreement are for purposes of references only and shall not be construed to limit or affect the substance of this Agreement.

        3.17. GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED UNDER AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (REGARDLESS OF
THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE NEW YORK
PRINCIPLES OF CONFLICTS OF LAWS).


                  [Remainder of Page Intentionally Left Blank]

                              AMENDED AND RESTATED
                             STOCKHOLDERS' AGREEMENT

                                 Signature Page

        IN WITNESS WHEREOF, the parties have executed this Agreement as an instrument under SEAL as of the date first above written.

FINLAY ENTERPRISES, INC.


By: /s/ David B. Cornstein
    Name: David B. Cornstein
    Title: President


MANAGEMENT HOLDERS:                                       INVESTOR HOLDERS:


/s/ David B. Cornstein                                    /s/Harold S. Geneen
David B. Cornstein                                        Harold S. Geneen

/s/ Arthur E. Reiner                                      /s/James Martin Kaplan
Arthur E. Reiner                                          James Martin Kaplan


Executor of the will of
Robert S. Lowenstein

/s/Norman S. Mathews
Norman S. Mathews

/s/Ronald B. Grudberg
Ronald B. Grudberg

ELI HOLDERS:

EQUITY-LINKED INVESTORS, L.P.
By:  Rohit M. Desai
     Associates, General
     Partner

By: /s/Rohit M. Desai

EQUITY-LINKED INVESTORS - II
By:  Rohit M. Desai
     Associates - II,
     General Partner


By: /s/Rohit M. Desai

LEE HOLDERS:


/s/Warren C. Smith, Jr.
Warren C. Smith, Jr., individually
and as Lee Representative for Thomas H.
Lee Equity Partners, L.P., 1989
Thomas H. Lee Nominee Trust, John W.
Childs, David V. Harkins, Thomas R.
Shepherd, C. Hunter Boll, Glenn H.
Hutchins, Scott A. Schoen, Joseph J.
Incandela, Steven G. Segal,
Wendy L. Schoen, Sheldon Schoen,
SGS Family Limited Partnership,
Anthony J. DiNovi, Thomas M. Hagerty,
Glenn A. Hopkins, Charles W. Robins,
James Westra, Todd M. Abbrecht,
Adam L. Suttin, Kent R. Weldon,
Andrew D. Flaster, Wendy L. Masler,
Kristina A. Weinberg and Terrence M.
Mullin

                             Stockholders' Agreement

                          Management Holder Counterpart
                                 Signature Page


        IN WITNESS WHEREOF, the undersigned holder of equity securities of the Company has executed this counterpart signature page to this Agreement as an instrument under SEAL as of the date first above written and agrees to be bound by the provisions hereof as a Management Holder.


                                                  Name:
                                                  Date:

                                   SCHEDULE A

                            Schedule of Stockholders

                                                                                  Options, Warrants
                                                                                   and Other Rights
                                                   Number of Shares                  to Purchase
Stockholder                                        of Common Stock *                 Common Stock

Thomas H. Lee Equity
Partners, L.P.                                                1,796,509                           0

State Street Bank and
Trust Company as trustee
for 1989 Thomas H. Lee
Nominee Trust                                                    99,823                           0

John W. Childs                                                   14,618                           0

David V. Harkins                                                  4,872                           0

Thomas R. Shepherd                                                2,924                           0

C. Hunter Boll                                                    3,654                           0

Scott A. Schoen                                                   2,292                           0

Warren C. Smith, Jr.                                              4,872                           0

Joseph J. Incandela                                               1,603                           0

Steven G. Segal                                                   1,067                           0

SGS Family Limited Partnership                                    1,125                           0

Anthony J. DiNovi                                                 2,192                           0

Thomas M. Hagerty                                                 2,192                           0

Glenn A. Hopkins                                                    730                           0

Charles W. Robins                                                   687                           0

James Westra                                                        687                           0

Todd M. Abbrecht                                                    274                           0

Adam L. Suttin                                                      550                           0

Kent R. Weldon                                                       91                           0

Andrew D. Flaster                                                   343                           0

Wendy L. Masler                                                     320                           0

Kristina A. Weinberg                                                320                           0

Terrence M. Mullin                                                  687                           0

Equity-Linked Investors, L.P.                                   318,379                           0
c/o Desai Capital Management
  Incorporated
540 Madison Avenue
New York, NY  10022

Equity-Linked Investors-II                                      235,324                           0
c/o Desai Capital Management
  Incorporated
540 Madison Avenue
New York, NY  10022

David B. Cornstein                                              451,372                           0
430 East 56th St.
New York, NY  10022

Ronald Grudberg                                                 101,876                       6,656
300 East 62nd St. #2302
New York, NY 10022

Estate of Robert S. Lowenstein                                   76,538                      30,008
c/o Zimet, Haines, Friedman &
 Kaplan
460 Park Avenue
New York, NY 10022

Harold S. Geneen                                                 82,588                           0
2 East 67th Street
New York, NY  10021

James Martin Kaplan                                               4,000                           0
300 Lydecker Street
Englewood, NJ  07631

Jeffrey Branman                                                     984                           0
Financo, Inc.
535 Madison Avenue
New York, New York

Arthur E. Reiner                                                138,525                      69,263
29 E. 64th Street
Apt. 8B
New York, NY  10021

Norman S. Mathews                                                     0                      50,000
c/o Tanner & Co.
650 Madison Avenue
New York, NY 10022

* This Schedule shall be deemed amended without any further action or delivery by adding the shares issued in exchange for the outstanding shares of the Company's 10% Series C Cumulative Redeemable Preferred Stock.